PRESS RELEASE                       F O R  I M M E D I A T E  R E L E A S E
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FOR FURTHER INFORMATION
CONTACT:                                    Charles G. Urtin
                                            President and CEO
                                            309 Main Street
                                            Irwin, Pennsylvania 15642
                                            Phone: 724-863-3100
                                            Email:  www.myirwinbank.com

              IBT BANCORP, INC. ANNOUNCES APPOINTMENT OF DIRECTORS

IRWIN, PENNSYLVANIA, December 8, 2004 (AMEX: IRW) -- IBT Bancorp, Inc. the holding company of Irwin Bank and Trust Company today announced the appointment of two directors. Charles W. Hergenroeder was appointed to a term expiring on April 19, 2005. Mr. Hergenroeder, a partner in the law firm of Hergenroeder, Rega and Sommer, LLC earned his bachelor's degree from Washington and Jefferson College in 1969 and his Juris Doctor from the University of Pittsburgh School of Law in 1972. Mr. Hergenroeder, a father of four and a grandfather of four, resides with his wife in Murrysville, PA. Thomas E. Deger was also appointed to a term to expire on April 19, 2005. Mr. Deger is President of Highland Carbide Tool Co., Inc. in Irwin PA. Highland Carbide Tool Co., Inc. manufactures single point metal cutting tools used in the production of tube and in pipe mills and foundries. Mr. Deger, a father of three, resides with his wife in Pittsburgh, PA. Mr. Hergenroeder and Mr. Deger will serve as directors of the holding company and of Irwin Bank & Trust Company. Charles G. Urtin stated, "Mr. Hergenroeder and Mr. Deger bring a wealth of business experience to our Board of Directors and we are pleased that they have agreed to serve on the Board."

IBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Irwin, Pennsylvania, which provides a full range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank & Trust Company. The bank operates through its main office, seven branch offices, a loan center, and a trust office, as well as through five supermarket branches under the name "Irwin Bank Extra" located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's website is www.myirwinbank.com.

The Company's common stock is traded on the American Stock Exchange under the symbol "IRW".

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Statements  contained in this news release  which are not  historical  facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.